Exhibit 99.2
CONSENT OF HOWARD FRAZIER BARKER ELLIOTT, INC.
     We hereby consent to (i) the use of our opinion letter dated April 9, 2010 to the Board of Directors of Boots & Coots, Inc. (the “Company”) included in Annex B to the Proxy Statement/Prospectus relating to the proposed merger of the Company and Gradient, LLC, and (ii) the references to such opinion and our firm in such Proxy Statement/Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

HOWARD FRAZIER BARKER ELLIOTT, INC.
By:	/s/ Robert L. Moore, Jr.
	Name:	Robert L. Moore, Jr.
	Title:	Managing Director

May 6, 2010